EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, $.001 par value per share of Medefile International, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 8th day of February 2008.

VANTAGE HOLDING LTD.

/s/ Lyle Hauser
By: Lyle Hauser
Title: President

VANTAGE GROUP LTD.

/s/ Lyle Hauser
By: Lyle Hauser
Title: President